As filed with the Securities and Exchange Commission on September 13, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPEN TEXT CORPORATION
(Exact name of registrant as specified in its charter)

Canada	98-0154400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Frank Tompa Drive
Waterloo, Ontario, Canada N2L 0A1
(Address, including zip code, of registrant’s principal executive offices)

Open Text Corporation 2004 Employee Stock Purchase Plan
(Full title of the plan)

Open Text Inc.
Suite 301 and 302, 2440 Sand Hill Road
Menlo Park, California 94025
(650) 645-3000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Craig B. Brod, Esq. Helena K. Grannis, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 +1 (212) 225-2000	Michael Hickey, Esq. Taylor Dickinson, Esq. Blake, Cassels & Graydon LLP 199 Bay Street, Suite 4000, Commerce Court West Toronto, Ontario, M5L 1A9, Canada +1 (416) 863-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) relates to the registration of 6,000,000 additional common shares (the “Common Shares”) of Open Text Corporation (the “Company”) reserved for issuance and delivery under the 2004 Employee Stock Purchase Plan (the “ESPP”), which was amended and restated on September 12, 2024. Pursuant to the registration statement on Form S-8 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2004 (File No. 333-121377) and the registration statement on Form S-8 filed by the Company with the SEC on September 30, 2020 (File No. 333-249181) (collectively, the “Prior Registration Statements”), the Company has previously registered 8,000,000 Common Shares for issuance under the ESPP.

The contents of the Prior Registration Statements are incorporated herein by reference pursuant to General Instruction E to Form S-8, to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the SEC on August 1, 2024 (the “Annual Report”);
(b)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(c)	The description of the Common Shares contained in the Company’s Current Report on Form 8-K as filed with the SEC on April 24, 2014.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents.

Item 6.    Indemnification of Directors and Officers

Section 7.02 of By-Law 1 of the Company provides that, subject to the Canada Business Corporations Act (the “CBCA”), the Company shall indemnify a director or an officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company, or other entity, if such individual (a) acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

By-Law 1 of the Company further obligates the Company to advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in section 7.02, subject to the repayment of these moneys if the individual does not fulfil the conditions of section 7.02. Furthermore, the Company shall also indemnify an individual referred to in section 7.02 in such other circumstances as the CBCA or law permits or requires.

The Company currently maintains directors’ and officers’ liability insurance.

Section 124 of the CBCA provides:

(1)A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3)A corporation may not indemnify an individual under subsection (1) unless the individual

(a)acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and
(b)in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4)A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and
(b)fulfils the conditions set out in subsection (3).

(6)A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)in the individual’s capacity as a director or officer of the corporation; or
(b)in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7)A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8)An applicant under subsection (7) shall give the Director (as defined under the CBCA) notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9)On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Item 8.    Exhibits

Exhibit Number	Description of Document
4.1	Open Text Corporation 2004 Employee Stock Purchase Plan, as amended and restated on September 12, 2024.
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature pages hereto).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, Ontario, Canada, on September 13, 2024.

OPEN TEXT CORPORATION

By:	/s/ MICHAEL F. ACEDO
	Name:	Michael F. Acedo
	Title:	Executive Vice-President, Chief Legal Officer & Corporate Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark J. Barrenechea, Madhu Ranganathan, and Michael F. Acedo, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents or instruments necessary or incidental in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or such persons’ substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed shall constitute one document, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

Signature	Title	Date

/s/ MARK J. BARRENECHEA	Chief Executive Officer and Chief Technology Officer (Principal Executive Officer)	September 13, 2024
Mark J. Barrenechea
/s/ MADHU RANGANATHAN	President, Chief Financial Officer and Corporate Development (Principal Financial Officer)	September 13, 2024
Madhu Ranganathan
/s/ COSMIN BALOTA	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 13, 2024
Cosmin Balota
/S/ P. THOMAS JENKINS	Chairman of the Board	September 13, 2024
P. Thomas Jenkins
/S/ RANDY FOWLIE	Director	September 13, 2024
Randy Fowlie
/S/ DAVID FRASER	Director	September 13, 2024
David Fraser
/S/ ROBERT HAU	Director	September 13, 2024
Robert Hau
/S/ GOLDY HYDER	Director	September 13, 2024
Goldy Hyder
/S/ ANNETTE RIPPERT	Director	September 13, 2024
Annette Rippert
/S/ STEPHEN J. SADLER	Director	September 13, 2024
Stephen J. Sadler

/S/ KATHARINE B. STEVENSON	Director	September 13, 2024
Katharine B. Stevenson
/S/ DEBORAH WEINSTEIN	Director	September 13, 2024
Deborah Weinstein
/S/ MADHU RANGANATHAN	Authorized Representative in the United States	September 13, 2024
Madhu Ranganathan